                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-62978

                               THE SHAW GROUP INC.

                     LIQUID YIELD OPTION(TM) NOTES DUE 2021

                             (ZERO COUPON -- SENIOR)

                                       AND

                                  COMMON STOCK,

                                  NO PAR VALUE



                           PROSPECTUS SUPPLEMENT NO. 3
                              DATED AUGUST 22, 2001
                        TO PROSPECTUS DATED JULY 12, 2001


                               ===================


         The selling securityholders table on page 31 of the prospectus is amended by this supplement no. 3 to read as follows.

                                                PRINCIPAL
                                                 AMOUNT
                                               AT MATURITY
                                                   OF                                        COMMON
                                                  LYONS                     COMMON STOCK     STOCK
                                              BENEFICIALLY                      OWNED       THAT MAY
                                                  OWNED       PERCENTAGE       PRIOR        BE SOLD
                                               THAT MAY BE     OF LYONS          TO        HEREBY (1)      MATERIAL
                    NAME                          SOLD       OUTSTANDING     CONVERSION       (3)       RELATIONSHIP
-----------------------------------------------------------------------------------------------------------------------
Alpha U.S. Sub Fund VIII, LLC................  $2,250,000       0.28%            0           18,672         None
Aftra Health Fund............................    $190,000       0.02%            0            1,577         None
Allstate Insurance Company...................  $2,550,000       0.32%          22,500        21,162         None
Allstate Life Insurance Company..............  $2,850,000       0.36%          22,500        23,652         None
Amaranth Securities L.L.C.................... $15,000,000       1.90%          14,900       124,482         None
Argent Classic Convertible Arbitrage Fund
(Bermuda), Ltd...............................  $5,000,000       0.63%            0           41,494         None
Arkansas Teachers Retirement.................  $7,407,000       0.94%            0           61,469         None
Banc of America Securities LLC............... $15,000,000       1.90%            0          124,482         None

Bank Austria Cayman Island, Ltd..............  $3,500,000       0.44%            0           29,046         None
Baptist Health of South Florida..............    $926,000       0.12%            0            7,685         None
Bear, Stearns & Co. Inc......................  $5,000,000       0.63%            0           41,494         None
Black Diamond Offshore LTD...................  $1,019,000       0.13%            0            8,456         None
Boston Museum of Fine Art....................     $98,000       0.01%            0              813         None
Canyon Capital Arbitrage Master Fund Ltd.....  $5,000,000       0.63%            0           41,494         None
Canyon Value Realization (Cayman) Ltd.......  $15,000,000       1.90%            0          124,482         None
CFFX, LLC.................................... $10,000,000       1.27%            0           82,988         None

                                                PRINCIPAL
                                                 AMOUNT
                                               AT MATURITY
                                                   OF                                        COMMON
                                                  LYONS                     COMMON STOCK     STOCK
                                              BENEFICIALLY                      OWNED       THAT MAY
                                                  OWNED       PERCENTAGE       PRIOR        BE SOLD
                                               THAT MAY BE     OF LYONS          TO        HEREBY (1)      MATERIAL
                    NAME                          SOLD       OUTSTANDING     CONVERSION       (3)       RELATIONSHIP
-----------------------------------------------------------------------------------------------------------------------
CIBC World Markets........................... $11,000,000       1.39%            0           91,287         None
Credit Suisse First Boston Corporation.......  $2,000,000       0.25%            0           16,598         None
D.E. Shaw Investments, L.P...................  $5,000,000       0.63%            0           41,494         None
D.E. Shaw Valence, L.P....................... $20,000,000       2.53%            0          165,976         None
Deephaven Domestic Convertible Trading Ltd... $59,570,000       7.54%            0          494,360         None
Deutsche Banc Alex Brown Inc................. $55,000,000       6.96%            0          456,434         None
Double Black Diamond Offshore LDC............  $4,722,000       0.60%            0           39,187         None
Engineers Joint Pension Fund.................    $895,000       0.11%            0            7,427         None
Enterprise Convertible Securities Fund.......    $259,000       0.03%            0            2,149         None
First Union Securities, Inc./Bank Trading.... $41,185,000       5.21%            0          341,786         None
Forest Fulcrum Fund L.P......................  $1,120,000       0.14%            0            9,295         None
Forest Global Convertible Fund A.S...........  $6,205,000       0.79%            0           51,494         None
Goldman Sachs and Company....................  $1,100,000       0.14%            0            9,129         None
Gulf Investment Corporation..................    $550,000       0.07%            0            4,564         None
HBK Master Fund L.P.......................... $34,500,000       4.37%            0          286,309         None
Innovest Finanzdienstleistungs...............  $1,172,000       0.15%            0            9,726         None
JMG Capital Partners L.P..................... $11,250,000       1.42%            0           93,362         None
JMG Triton Offshore Fund Ltd................. $12,750,000       1.61%            0          105,810         None
KBC Financial Products (Cayman Islands)
Limited...................................... $20,000,000       2.53%            0          165,976         None
KBC Financial Products USA Inc............... $10,000,000       1.27%            0           82,988         None
Knight Securities L.P........................  $6,000,000       0.76%            0           49,793         None
LDG Limited..................................    $500,000       0.06%            0            4,149         None
Lumbermens...................................    $927,000       0.12%            0            7,693         None
Mainstay Convertible Fund....................    $920,000       0.12%            0            7,635         None
Mainstay VP Convertible Portfolio............    $760,000       0.10%            0            6,307         None
McMahan Securities Co. L.P...................  $2,550,000       0.32%            0           21,162         None
Merrill Lynch Quantitative Advisors
Convertible Securities Arbitrage LTD......... $36,500,000       4.62%            0          302,906         None
Morgan Stanley & Co.......................... $20,050,000       2.54%            0          166,391         None
Motion Picture Industry......................  $1,045,000       0.13%            0            8,672         None
New York Life Separate Account # 7...........    $130,000       0.02%            0            1,079         None
Nicholas Applegate Convertible Fund..........  $2,746,000       0.35%            0           22,789         None
Nomura Securities............................ $10,250,000       1.30%           4,468        85,063         None
Paloma Securities L.L.C...................... $15,000,000       1.90%          15,700       124,482         None
Physicians Life..............................    $707,000       0.09%            0            5,867         None
R2 Investments, LDC.......................... $31,500,000       3.99%            0          261,412         None
RCG Latitude Master Fund.....................  $1,000,000       0.13%            0            8,299         None
Royal Bank of Canada......................... $11,000,000       1.39%          5,700         91,287        Director
San Diego City Retirement....................  $1,715,000       0.22%            0           14,232         None
San Diego County Convertible.................  $3,484,000       0.44%            0           28,913         None
Screen Actors Guild..........................    $960,000       0.12%            0            7,967         None
SG Cowen Securities, Inc..................... $26,000,000       3.29%            0          215,769         None
Susquehanna Capital Group....................  $5,900,000       0.75%            0           48,963         None
Sylvan IMA Ltd...............................    $590,000       0.07%            0            4,896         None
TD Securities (USA), Inc..................... $44,500,000       5.63%            0          369,297        Lender
TQA Master Fund, Ltd.........................  $8,000,000       1.01%            0           66,390         None
TQA Master Plus Fund, Ltd....................  $7,500,000       0.95%            0           62,241         None
UBK AM Arbitrage Fund........................    $500,000       0.06%            0            4,149         None
UBK AM Global High Yield Fund, Ltd...........    $500,000       0.06%            0            4,149         None
UBS AG London Branch......................... $92,500,000      11.71%            0          767,639         None

                                                PRINCIPAL
                                                 AMOUNT
                                               AT MATURITY
                                                   OF                                        COMMON
                                                  LYONS                     COMMON STOCK     STOCK
                                              BENEFICIALLY                      OWNED       THAT MAY
                                                  OWNED       PERCENTAGE       PRIOR        BE SOLD
                                               THAT MAY BE     OF LYONS          TO        HEREBY (1)      MATERIAL
                    NAME                          SOLD       OUTSTANDING     CONVERSION       (3)       RELATIONSHIP
-----------------------------------------------------------------------------------------------------------------------
UBS O'Connor LLC F/B/O UBS Global Equity
Arbitrage Master Ltd......................... $35,000,000       4.43%            0          290,458         None
UBS Warburg LLC..............................  $8,600,000       1.09%            0           71,370         None
Value Realization Fund, LP................... $10,000,000       1.27%            0           82,988         None
Wake Forest University.......................  $1,389,000       0.18%            0           11,527         None
White River Securities L.L.C.................  $7,000,000       0.89%            0           58,092         None
Worldwide Transactions Ltd...................    $259,000       0.03%            0            2,149         None
Writers Guild................................    $560,000       0.07%            0            4,647         None
Wyoming State Treasurer......................  $1,943,000       0.25%            0           16,125         None
Zola Partners L.P.(2)........................    $900,000       0.11%            0            7,469         None


(1)  Assumes conversion of all of the holder's LYONs at a conversion price of
     8.2988 shares of our common stock per $1,000 principal amount at maturity of the LYONs. This conversion price, however, will be subject to adjustment as described under "Description of the LYONs - Conversion Rights" in our prospectus dated July 12, 2001. As a result, the number of shares of our common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Information about other selling securityholders will be set forth in one or more prospectus supplements, if required.

(3) Conversion by Deephaven Domestic Convertible Trading Ltd., Deutsche Banc Alex Brown Inc. or UBS AG London Branch of their respective LYONs holdings would result in their ownership, respectively, of approximately 1%, 1%, or 2%, of the 40,990,569 shares of The Shaw Group Inc. common stock outstanding as of July 13, 2001.